COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS CONNECTICUT INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX

EXHIBIT A:

                LEHMAN BROTHERS
                10-YEAR                 DREYFUS CONNECTICUT
                MUNICIPAL               INTERMEDIATE
 PERIOD         BOND INDEX *            MUNICIPAL BOND FUND

6/26/92          10,000                  10,000
3/31/93          10,898                  10,812
3/31/94          11,205                  11,205
3/31/95          12,048                  11,833
3/31/96          13,116                  12,672
3/31/97          13,800                  13,227


* Source: Lehman Brothers